EXHIBIT 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
July 29, 2014	Chief Financial Officer
(800) 445-1347 ext. 8704

United Bankshares, Inc. Increases Earnings

for the Second Quarter and First Half of 2014

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the second quarter and the first half of 2014. Earnings for the second quarter of 2014 were $33.2 million or $0.48 per diluted share, an increase from earnings of $22.2 million or $0.44 per diluted share for the second quarter of 2013. Earnings for the first half of 2014 were $63.4 million or $0.96 per diluted share, up from earnings of $43.8 million or $0.87 per diluted share for the first half of 2013.

Second quarter of 2014 results produced a return on average assets of 1.13% and a return on average equity of 8.16%, respectively. For the first half of 2014, United’s return on average assets was 1.14% while the return on average equity was 8.36%. United’s Federal Reserve peer group’s (bank holding companies with total assets over $10 billion) most recently reported average return on assets and average return on equity were 0.92% and 8.19%, respectively, for the first quarter of 2014. United’s annualized returns on average assets and average equity were 1.07% and 8.81%, respectively, for the second quarter of 2013 while the returns on average assets and average equity was 1.06% and 8.76%, respectively, for the first half of 2013.

On January 31, 2014, United completed its acquisition of Virginia Commerce Bancorp, Inc. (Virginia Commerce) of Arlington, Virginia. The results of operations of Virginia Commerce are included in the consolidated results of operations from the date of acquisition. As a result, comparisons for the second quarter and first half of 2014 to the second quarter and first half of 2013 are impacted by increased levels of average balances, income, and expense due to the acquisition. At consummation, Virginia Commerce had assets of approximately $2.8 billion, loans of $2.1 billion, and deposits of $2.0 billion.

The results for the second quarter and first half of 2014 included noncash, before-tax, other-than-temporary impairment charges of $421 thousand and $1.1 million, respectively, on certain investment securities. The results for the second quarter and first half of 2013 included noncash, before-tax, other-than-temporary impairment charges of $137 thousand and $971 thousand, respectively, on certain investment securities. As previously reported, United sold a former branch building during the first quarter of 2014 which resulted in a before-tax gain of $9.0 million. In addition, the results for the first half of 2014 included merger related expenses and charges of $5.4 million as compared to $1.1 million in the first half of 2013.

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Tax-equivalent net interest income for the second quarter of 2014 was $95.5 million, an increase of $27.8 million or 41% from the second quarter of 2013. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Virginia Commerce acquisition. Average earning assets increased $3.0 billion or 40% from the second quarter of 2013. Average net loans increased $2.3 billion or 35% for the second quarter of 2014 while average investment securities increased $524.4 million or 68%. In addition, the average cost of funds declined 11 basis points from the second quarter of 2013. Partially offsetting the increases to tax-equivalent net interest income for the second quarter of 2014 was a decline of 4 basis points in the average yield on earning assets as compared to the second quarter of 2013. The net interest margin for the second quarter of 2014 was 3.69%, which was an increase of 4 basis points from a net interest margin of 3.65% for the second quarter of 2013.

Tax-equivalent net interest income for the first half of 2014 was $182.4 million, an increase of $46.4 million or 34% from the first half of 2013. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Virginia Commerce acquisition. Average earning assets increased $2.5 billion or 34% from the first half of 2013. Average net loans increased $1.9 billion or 30% for the first half of 2014 while average investment securities increased $499.3 million or 66%. In addition, the average cost of funds declined 13 basis points from the first half of 2013. Partially offsetting the increases to tax-equivalent net interest income for the first half of 2014 was a decline of 9 basis points in the average yield on earning assets as compared to the first half of 2013. The net interest margin for the first half of 2014 was 3.70%, which was flat as compared to the first half of 2013.

On a linked-quarter basis, United’s tax-equivalent net interest income for the second quarter of 2014 increased $8.6 million or 10% from the first quarter of 2014. This increase in tax-equivalent net interest income was primarily attributable to the average earning assets from the Virginia Commerce acquisition being included for the entire second quarter. Average earning assets increased $894.0 million or 9% from the first quarter of 2014. Average net loans for the second quarter increased $727.4 million or 9%. Average short-term investments increased $86.9 million or 30% while average investments increased $79.7 million or 7% for the quarter. The second quarter of 2014 average yield on earning assets decreased 2 basis points while the average cost of funds was flat from the first quarter of 2014. The net interest margin of 3.69% for the second quarter of 2014 was a decrease of a basis point from the net interest margin of 3.70% for the first quarter of 2014.

For the quarters ended June 30, 2014 and 2013, the provision for loan losses was $6.2 million and $5.0 million, respectively, while the provision for the first six months of 2014 was $10.9 million as compared to $10.1 million for the first six months of 2013. Net charge-offs were $5.6 million and $4.5 million for the second quarter of 2014 and 2013, respectively. Net charge-offs were $10.1 million and $9.5 million for the first half of 2014 and 2013, respectively. Annualized net charge-offs as a percentage of average loans was 0.25% and 0.24% for the second quarter and first half of 2014, respectively. United’s most recently reported Federal Reserve peer group’s net charge-offs to average loans percentage was 0.33% for the first quarter of 2014.

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Noninterest income for the second quarter of 2014 was $19.1 million, which was flat from the second quarter of 2013. Included in noninterest income for the second quarter of 2014 were noncash, before-tax, other-than-temporary impairment charges of $421 thousand on certain investment securities as compared to noncash, before-tax other-than-temporary impairment charges of $137 thousand on certain investment securities for the second quarter of 2013. Excluding the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income for the second quarter of 2014 increased $667 thousand or 4% from the second quarter of 2013. This increase for the second quarter of 2014 was due primarily to an increase of $694 thousand in fees from deposit services as a result of increased debit card and automated teller machine (ATM) usage as a result of the Virginia Commerce merger.

Noninterest income for the first half of 2014 was $45.7 million, which was an increase of $8.2 million from the first half of 2013. Included in noninterest income for the first half of 2014 was the previously mentioned net gain of $9.0 million on the sale of bank premises as well as noncash, before-tax, other-than-temporary impairment charges of $1.1 million on certain investment securities as compared to noncash, before-tax other-than-temporary impairment charges of $971 thousand on certain investment securities for the first half of 2013. In addition, net gains on sales and calls of investment securities were $825 thousand and $488 thousand for the first half of 2014 and 2013, respectively. Excluding the net gain on the sale of bank premises, the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income for the first half of 2014 decreased $1.0 million or 3% from the first half of 2013. This decrease for the first half of 2014 was due primarily to decreases of $1.0 million in mortgage banking income due to lower production and sales of mortgage loans in the secondary market and $878 thousand in income from bank-owned insurance policies due to death benefits in 2013. In addition, income from derivatives not in hedge relationships declined $690 thousand due to a change in the fair value. Partially offsetting these decreases were increases of $1.0 million income from trust and brokerage services due to increase in volume and the value of assets under management and $629 thousand in fees from deposit services due to increased debit card and ATM usage.

On a linked-quarter basis, noninterest income for the second quarter of 2014 decreased $7.4 million from the first quarter of 2014 which included the previously mentioned net gain of $9.0 million on the sale of bank premises. Included in the results for the second quarter and first quarter of 2014 were noncash, before-tax, other-than-temporary impairment charges of $421 thousand and $639 thousand, respectively. Excluding the net gain on the sale of bank premises, the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income increased $2.2 million or 13% on a linked-quarter basis due primarily to an increase of $1.3 million in fees from deposit services as a result of increases in overdraft fees and debit card income. Several other sources of noninterest income increased, none of which were individually significant.

Noninterest expense for the second quarter of 2014 was $57.2 million, an increase of $8.7 million or 18% from the second quarter of 2013 due mainly to the Virginia Commerce merger. Accordingly, most major categories of noninterest expense showed increases. In particular, employee compensation increased $4.6 million, net occupancy expenses increased $1.7 million, data processing fees increased $776 thousand and equipment expense increased $530 thousand. These increases were due mainly to the additional employees, offices, equipment, and data processing expenses as a result of the Virginia Commerce acquisition. Partially

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offsetting these increases was a decrease of $1.3 million in other real estate owned (OREO) expense as reductions to the fair value and maintenance costs on OREO properties declined from the second quarter of 2013.

Noninterest expense for the first half of 2014 was $118.4 million, an increase of $21.6 million or 22% from the first half of 2013 due mainly to the Virginia Commerce merger. Accordingly, most major categories of noninterest expense showed increases. In particular, employee compensation increased $13.0 million including $3.6 million of merger severance charges, net occupancy expenses increased $2.9 million, data processing fees increased $1.3 million, equipment expense increased $732 thousand and merger expenses increased $624 thousand. These increases were due mainly to the additional employees, offices, equipment, data processing and other merger-related expenses as a result of the Virginia Commerce acquisition. Partially offsetting these increases was a decrease of $854 thousand in employee benefits due to a decline in pension expense due to an increase in the value at year-end 2013.

On a linked-quarter basis, noninterest expense for the second quarter of 2014 decreased $3.9 million or 6% from the first quarter of 2014. This decrease was due primarily to a decrease of $3.5 million in employee compensation from the first quarter which included the $3.6 million of merger severance charges. In addition, OREO expense declined $1.1 million due mainly to fewer reductions in the fair values of OREO properties. Partially offsetting these decreases was an increase of $564 thousand in Federal Deposit Insurance Corporation (FDIC) insurance expense due to a higher assessment base as a result of the Virginia Commerce acquisition.

United’s asset quality continues to outperform its peers. United’s percentage of nonperforming loans to loans, net of unearned income of 0.98% at June 30, 2014 compares favorably to the most recently reported percentage of 1.54% at March 31, 2014 for United’s Federal Reserve peer group. At June 30, 2014, nonperforming loans were $87.2 million, up from nonperforming loans of $81.1 million or 1.21% of loans, net of unearned income, at December 31, 2013. The increase was due mainly to two troubled loans to a commercial customer in the amount of $5.6 million being restructured into one loan during the first six months of 2014. The loss potential on this loan has been properly evaluated and allocated within the company’s allowance for loan losses. As of June 30, 2014, the allowance for loan losses was $75.0 million or 0.85% of loans, net of unearned income, as compared to $74.2 million or 1.11% of loans, net of unearned income, at December 31, 2013. The decline in the ratio at June 30, 2014 of the allowance for loan losses as a percentage of loans, net of unearned income was because United was unable to carry-over Virginia Commerce’s previously established allowance for loan losses because acquired loans are recorded at fair value in accordance with accounting rules. Therefore, United recorded a downward fair value adjustment of approximately $90.4 million on the loans acquired from Virginia Commerce. Total nonperforming assets of $130.4 million, including OREO of $43.2 million at June 30, 2014, represented 1.08% of total assets which is comparable to the most recently reported percentage of 1.09% at March 31, 2014 for United’s Federal Reserve peer group.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 13.5% at June 30, 2014 while its Tier I capital and leverage ratios are 12.5% and 10.6%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10%, a Tier I capital ratio of 6% and a leverage ratio of 5%.

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During the second quarter of 2014, United’s Board of Directors declared a cash dividend of $0.32 per share. United has increased its dividend to shareholders for 40 consecutive years. The annualized 2014 dividend of $1.28 equates to a yield of approximately 4% based on recent UBSI market prices.

United has consolidated assets of approximately $12.1 billion with 132 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its June 30, 2014 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2014 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, noninterest income excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35%.

GAAP total non-interest income results are adjusted for other-than-temporary impairment charges (OTTI) on certain investment securities, net gains or losses on the sale of securities and any infrequent noninterest income items. Management believes noninterest income without OTTI charges, net securities gains or losses and infrequent noninterest income items is more indicative of United’s performance because it isolates income that is primarily customer relationship driven and is more indicative of normalized operations. In addition, these items can fluctuate greatly from quarter to quarter and are difficult to predict.

The efficiency ratio used by United focuses on the performance of its core business operations. It is used by management as a measure of operating expense control. In general, the GAAP efficiency ratio is total noninterest expenses as a percentage of net interest income plus total noninterest income as shown on the face of the Consolidated Statements of Income. In United’s calculation of its efficiency ratio, amortization of intangibles, OREO expense and any infrequent noninterest expenses are excluded from total noninterest expenses. Net interest income is increased for the favorable treatment of tax-exempt income and excludes securities gains and losses as well as any infrequent noninterest income items from total noninterest income. Management believes that excluding these items is more indicative of United’s normalized operations and is highly useful in comparing period-to-period core operating performance.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These two measures, along with others, are used by management to analyze capital adequacy.

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Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Six Months Ended
	June 30 2014	June 30 2013	June 30 2014	June 30 2013
EARNINGS SUMMARY:
Interest income, taxable equivalent (non-GAAP)	$106,405	$76,994	$203,177	$154,843
Interest expense	10,867	9,282	20,729	18,785
Net interest income, taxable equivalent (non-GAAP)	95,538	67,712	182,448	136,058
Taxable equivalent adjustment	1,606	1,509	3,214	3,033
Net interest income (GAAP)	93,932	66,203	179,234	133,025
Provision for loan losses	6,201	4,960	10,880	10,147
Noninterest income	19,135	19,099	45,655	37,447
Noninterest expenses	57,244	48,547	118,403	96,796
Income taxes	16,375	9,576	32,235	19,731
Net income	$33,247	$22,219	$63,371	$43,798

PER COMMON SHARE:
Net income:
Basic	$0.48	$0.44	$0.96	$0.87
Diluted	0.48	0.44	0.96	0.87
Cash dividends	$0.32	$0.31	0.64	0.62
Book value			23.70	19.98
Closing market price			$32.33	$26.45
Common shares outstanding:
Actual at period end, net of treasury shares			69,163,254	50,360,373
Weighted average- basic	68,956,123	50,345,733	65,713,854	50,322,783
Weighted average- diluted	69,154,032	50,402,194	65,949,455	50,382,170

FINANCIAL RATIOS:
Return on average assets	1.13%	1.07%	1.14%	1.06%
Return on average shareholders’ equity	8.16%	8.81%	8.36%	8.76%
Average equity to average assets	13.89%	12.10%	13.59%	12.10%
Net interest margin	3.69%	3.65%	3.70%	3.70%

	June 30 2014	June 30 2013	December 31 2013	March 31 2014
PERIOD END BALANCES:
Assets	$12,051,710	$8,480,268	$8,735,324	$11,886,320
Earning assets	10,606,689	7,555,969	7,805,772	10,447,141
Loans, net of unearned income	8,872,435	6,567,178	6,704,583	8,768,326
Loans held for sale	9,466	8,364	4,236	3,565
Investment securities	1,282,043	813,760	889,342	1,366,581
Total deposits	8,746,147	6,577,836	6,621,571	8,581,908
Shareholders’ equity	1,639,283	1,006,058	1,041,732	1,616,123

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended			Six Months Ended
	June 2014	June 2013	March 2014	June 2014	June 2013
Interest & Loan Fees Income (GAAP)	$104,799	$75,485	$95,164	$199,963	$151,810
Tax equivalent adjustment	1,606	1,509	1,608	3,214	3,033

Interest & Fees Income (FTE) (non-GAAP)	106,405	76,994	96,772	203,177	154,843
Interest Expense	10,867	9,282	9,862	20,729	18,785

Net Interest Income (FTE) (non-GAAP)	95,538	67,712	86,910	182,448	136,058
Provision for Loan Losses	6,201	4,960	4,679	10,880	10,147
Non-Interest Income:
Fees from trust & brokerage services	4,641	4,370	4,593	9,234	8,200
Fees from deposit services	10,902	10,208	9,559	20,461	19,832
Bankcard fees and merchant discounts	1,127	899	746	1,873	1,696
Other charges, commissions, and fees	602	626	427	1,029	1,187
Income from bank-owned life insurance	1,445	1,185	1,251	2,696	3,574
Mortgage banking income	438	739	259	697	1,704
Net gain on the sale of bank premises	0	0	8,976	8,976	0
Other non-interest revenue	400	861	524	924	1,737
Net other-than-temporary impairment losses	(421)	(137)	(639)	(1,060)	(971)
Net gains on sales/calls of investment securities	1	348	824	825	488

Total Non-Interest Income	19,135	19,099	26,520	45,655	37,447

Non-Interest Expense:
Employee compensation	21,546	16,957	25,007	46,553	33,561
Employee benefits	5,190	5,675	5,624	10,814	11,668
Net occupancy	6,514	4,821	6,435	12,949	10,012
Data processing	3,589	2,813	3,237	6,826	5,544
Amortization of intangibles	1,104	506	809	1,913	1,040
OREO expense	1,037	2,330	2,113	3,150	3,600
FDIC insurance expense	2,071	1,564	1,507	3,578	3,123
Other expenses	16,193	13,881	16,427	32,620	28,248

Total Non-Interest Expense	57,244	48,547	61,159	118,403	96,796

Income Before Income Taxes (FTE) (non-GAAP)	51,228	33,304	47,592	98,820	66,562
Tax equivalent adjustment	1,606	1,509	1,608	3,214	3,033

Income Before Income Taxes (GAAP)	49,622	31,795	45,984	95,606	63,529
Taxes	16,375	9,576	15,860	32,235	19,731

Net Income	$33,247	$22,219	$30,124	$63,371	$43,798

MEMO: Effective Tax Rate	33.00%	30.12%	34.49%	33.72%	31.06%

Note: Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities and the net gain on the sale of bank premises (non-GAAP):

Total Non-Interest Income (GAAP)	$19,135	$19,099	$26,520	$45,655	$37,447
Less: Net gain on the sale of bank premises (GAAP)	0	0	8,976	8,976	0
Less: Net other-than-temporary impairment losses (GAAP)	(421)	(137)	(639)	(1,060)	(971)
Less: Net gains on sales/calls of investment securities (GAAP)	1	348	824	825	488

Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities (non-GAAP)	$19,555	$18,888	$17,359	$36,914	$37,930

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	June 30 2014 Q-T-D Average	June 30 2013 Q-T-D Average	June 30 2014	December 31 2013	June 30 2013
Cash & Cash Equivalents	$532,300	$375,189	$715,376	$416,617	$379,041

Securities Available for Sale	1,153,243	661,711	1,137,024	775,284	704,202
Held to Maturity Securities	40,743	42,899	40,717	40,965	42,485
Other Investment Securities	98,166	63,111	104,302	73,093	67,073

Total Securities	1,292,152	767,721	1,282,043	889,342	813,760

Total Cash and Securities	1,824,452	1,142,910	1,997,419	1,305,959	1,192,801

Loans held for sale	5,254	8,181	9,466	4,236	8,364

Commercial Loans	6,670,125	4,727,197	6,746,684	4,926,537	4,809,024
Mortgage Loans	1,777,002	1,472,874	1,780,672	1,460,327	1,463,694
Consumer Loans	346,227	299,485	358,452	326,735	302,132

Gross Loans	8,793,354	6,499,556	8,885,808	6,713,599	6,574,850

Unearned income	(17,709)	(7,240)	(13,373)	(9,016)	(7,672)

Loans, net of unearned income	8,775,645	6,492,316	8,872,435	6,704,583	6,567,178

Allowance for Loan Losses	(74,909)	(74,829)	(74,975)	(74,198)	(74,574)

Goodwill	700,260	375,583	710,165	375,547	375,583
Other Intangibles	23,943	9,301	23,368	8,138	9,066

Total Intangibles	724,203	384,884	733,533	383,685	384,649
Other Real Estate Owned	42,700	47,437	43,232	38,182	44,416
Other Assets	474,286	357,369	470,600	372,877	357,434

Total Assets	$11,771,631	$8,358,268	$12,051,710	$8,735,324	$8,480,268

MEMO: Earning Assets	$10,377,471	$7,431,084	$10,606,689	$7,805,772	$7,555,969

Interest-bearing Deposits	$6,226,205	$4,844,439	$6,279,921	$4,747,051	$4,834,603
Noninterest-bearing Deposits	2,318,150	1,750,145	2,466,226	1,874,520	1,743,233

Total Deposits	8,544,355	6,594,584	8,746,147	6,621,571	6,577,836

Short-term Borrowings	568,376	417,452	535,097	430,754	548,561
Long-term Borrowings	973,471	284,807	1,059,061	575,697	284,773

Total Borrowings	1,541,847	702,259	1,594,158	1,006,451	833,334

Other Liabilities	50,613	49,697	72,122	65,570	63,040

Total Liabilities	10,136,815	7,346,540	10,412,427	7,693,592	7,474,210

Preferred Equity	—	—	—	—	—
Common Equity	1,634,816	1,011,728	1,639,283	1,041,732	1,006,058

Total Shareholders’ Equity	1,634,816	1,011,728	1,639,283	1,041,732	1,006,058

Total Liabilities & Equity	$11,771,631	$8,358,268	$12,051,710	$8,735,324	$8,480,268

MEMO: Interest-bearing Liabilities	$7,768,052	$5,546,698	$7,874,079	$5,753,502	$5,667,937

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
	June	June	March	June	June
Quarterly/Year-to-Date Share Data:	2014	2013	2014	2014	2013
Earnings Per Share:
Basic	$0.48	$0.44	$0.48	$0.96	$0.87
Diluted	$0.48	$0.44	$0.48	$0.96	$0.87

Common Dividend Declared Per Share:	$0.32	$0.31	$0.32	$0.64	$0.62

High Common Stock Price	$32.50	$26.84	$32.08	$32.50	$27.24
Low Common Stock Price	$28.19	$24.46	$28.23	$28.19	$24.46

Average Shares Outstanding (Net of Treasury Stock):
Basic	68,956,123	50,345,733	62,434,749	65,713,854	50,322,783
Diluted	69,154,032	50,402,194	62,707,328	65,949,455	50,382,170

Memorandum Items:

Tax Applicable to Security Sales/Calls	$1	$122	$288	$289	$171

Common Dividends	$22,130	$15,613	$22,085	$44,215	$31,218

Dividend Payout Ratio	66.56%	70.27%	73.31%	69.77%	71.28%

EOP Share Data:	June 30 2014	June 30 2013	March 31 2014
Book Value Per Share	$23.70	$19.98	$23.40
Tangible Book Value Per Share	$13.10	$12.34	$12.78

52-week High Common Stock Price	$32.71	$27.24	$32.71
Date	11/29/13	03/15/13	11/29/13

52-week Low Common Stock Price	$26.04	$22.54	$24.46
Date	07/01/13	08/02/12	05/01/13

EOP Shares Outstanding (Net of Treasury Stock):	69,163,254	50,360,373	69,055,157

Memorandum Items:

EOP Employees (full-time equivalent)	1,758	1,546	1,790

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$1,639,283	$1,006,058	$1,616,123
Less: Total Intangibles	(733,533)	(384,649)	(733,762)

Tangible Equity (non-GAAP)	$905,750	$621,409	$882,361
÷ EOP Shares Outstanding (Net of Treasury Stock)	69,163,254	50,360,373	69,055,157
Tangible Book Value Per Share (non-GAAP)	$13.10	$12.34	$12.78

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Three Months Ended	Six Months Ended
Selected Yields and Net Interest Margin:	June 2014	June 2013	March 2014	June 2014	June 2013
Loans	4.48%	4.49%	4.50%	4.49%	4.55%
Investment Securities	2.74%	2.55%	2.59%	2.67%	2.57%
Money Market Investments/FFS	0.26%	0.27%	0.23%	0.25%	0.25%
Average Earning Assets Yield	4.11%	4.15%	4.13%	4.12%	4.21%
Interest-bearing Deposits	0.45%	0.57%	0.46%	0.45%	0.57%
Short-term Borrowings	0.23%	0.21%	0.24%	0.23%	0.23%
Long-term Borrowings	1.45%	3.11%	1.56%	1.50%	3.21%
Average Liability Costs	0.56%	0.67%	0.56%	0.56%	0.69%
Net Interest Spread	3.55%	3.48%	3.57%	3.56%	3.52%
Net Interest Margin	3.69%	3.65%	3.70%	3.70%	3.70%

Selected Financial Ratios:
Return on Average Common Equity	8.16%	8.81%	8.57%	8.36%	8.76%
Return on Average Assets	1.13%	1.07%	1.14%	1.14%	1.06%
Efficiency Ratio (non-GAAP) (1)	47.69%	52.47%	50.92%	49.23%	52.34%

Note:
(1) The efficiency ratio used by United reflects certain adjustments from the GAAP based calculation as reconciled below:

Total Non-Interest Expense (GAAP)	$57,244	$48,547	$61,159	$118,403	$96,796
Net Interest Income plus Total Non-Interest income (GAAP)	113,067	85,302	111,822	224,889	170,472
Efficiency Ratio (GAAP)	50.63%	56.91%	54.69%	52.65%	56.78%
Total Non-Interest Expense (GAAP)	57,244	48,547	61,159	118,403	96,796
Less: Amortization of intangibles (GAAP)	1,104	506	809	1,913	1,040
Less: OREO expense (GAAP)	1,037	2,330	2,113	3,150	3,600
Less: Merger related expenses and charges (non-GAAP)	211	274	5,148	5,359	1,098

Total Non-Interest Expense (non-GAAP)	$54,892	$45,437	$53,089	$107,981	$91,058
Net Interest Income plus Total Non-Interest income (GAAP)	$113,067	$85,302	$111,822	$224,889	$170,472
Plus: Tax equivalent adjustment (non-GAAP)	1,606	1,509	1,608	3,214	3,033
Less: Net gain on the sale of bank premises (GAAP)	0	0	8,976	8,976	0
Less: Net other-than-temporary impairment losses (GAAP)	(421)	(137)	(639)	(1,060)	(971)
Less: Net gains on sales/calls of investment securities (GAAP)	1	348	824	825	488

Net Interest Income plus Total Non-Interest income (non-GAAP)	$115,093	$86,600	$104,269	$219,362	$173,988
Efficiency Ratio (non-GAAP)	47.69%	52.47%	50.92%	49.23%	52.34%

June 30 2014	June 30 2013	March 31 2014
Loan / Deposit Ratio	101.44%	99.84%	102.17%
Allowance for Loan Losses/ Loans, net of unearned income	0.85%	1.14%	0.85%
Allowance for Credit Losses (1)/ Loans, net of unearned income	0.87%	1.17%	0.87%
Nonaccrual Loans / Loans, net of unearned income	0.62%	1.15%	0.69%
90-Day Past Due Loans/ Loans, net of unearned income	0.21%	0.16%	0.32%
Non-performing Loans/ Loans, net of unearned income	0.98%	1.43%	1.10%
Non-performing Assets/ Total Assets	1.08%	1.63%	1.18%
Primary Capital Ratio	14.15%	12.65%	14.15%
Shareholders’ Equity Ratio	13.60%	11.86%	13.60%
Price / Book Ratio	1.36	x	1.32	x	1.31	x
Price / Earnings Ratio	16.81	x	15.00	x	15.93	x

Note:
(1)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Asset Quality Data:	June 2014	June 2013	December 2013	March 2014
EOP Non-Accrual Loans	$55,150	$75,811	$61,928	$60,207
EOP 90-Day Past Due Loans	18,417	10,280	11,044	27,812
EOP Restructured Loans (2)	13,648	7,909	8,157	8,106

Total EOP Non-performing Loans	$87,215	$94,000	$81,129	$96,125

EOP Other Real Estate Owned	43,232	44,416	38,182	43,792

Total EOP Non-performing Assets	$130,447	$138,416	$119,311	$139,917

	Three Months Ended			Six Months Ended
Allowance for Credit Losses: (1)	June 2014	June 2013	March 2014	June 2014	June 2013
Beginning Balance	$76,464	$76,043	$76,341	$76,341	$75,557
Provision for Credit Losses (3)	6,516	5,120	4,662	11,178	10,536

	82,980	81,163	81,003	87,519	86,093

Gross Charge-offs	(7,244)	(5,308)	(5,348)	(12,592)	(10,492)
Recoveries	1,680	764	809	2,489	1,018

Net Charge-offs	(5,564)	(4,544)	(4,539)	(10,103)	(9,474)

Ending Balance	$77,416	$76,619	$76,464	$77,416	$76,619

Notes:

(1)	Includes allowances for loan losses and lending-related commitments.
(2)	Restructured loans with an aggregate balance of $827, $844 and $861 at June 30, 2014, March 31, 2014 and December 31, 2013, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above. No restructured loans were on nonaccrual status at June 30, 2013.
(3)	Includes the Provision for Loan Losses and a provision for lending-related commitments included in Other Expenses.